Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Zhongpin Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Zhongpin Inc. Amended and Restated 2006 Equity Incentive Plan, dated as of June 15, 2007, as amended, of our report dated March 24, 2008 with respect to the consolidated financial statements of Zhongpin Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 28, 2008.  We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ CHILD, VAN WAGONER & BRADSHAW, PLLC

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
December 8, 2008